Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION

REPORts significantly HIGHER earnings for the first quarter of 2016

JACKSONVILLE, Fla. (April 27, 2016) – Atlantic Coast Financial Corporation (Atlantic Coast or the Company, NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the Bank), today reported that earnings per diluted share increased to $0.10 for the first quarter ended March 31, 2016, from $0.03 for the first quarter last year.

The Company's results for the first quarter of 2016 included a gain on the sale of investment securities in February 2016 totaling $0.8 million. The investment securities transaction added approximately $0.5 million to net income, or $0.03 per diluted share for the first quarter of 2016. Excluding the transaction, core earnings per diluted share of $0.07 for the first quarter of 2016 more than doubled from $0.03 per diluted share for the first quarter last year. Core earnings per diluted share is a non-GAAP financial measure, and a reconciliation of GAAP to non-GAAP financial measures is presented on page 4.

Commenting on the Company's results, John K. Stephens, Jr., President and Chief Executive Officer, said, "The strength of our first quarter results reflected a number of factors, including an increase in total loans over the course of the quarter, due to solid production in all of our lines of business. Also contributing to our earnings momentum was a significant gain on the sale of investment securities and ongoing, across-the-board improvements in key credit quality metrics. Our employees have continued to focus on building strong relationships across our markets, laying the groundwork for new business opportunities for Atlantic Coast everyday. Considering our earnings growth, credit quality and strong capital position, as well as the dedication of our team to continually enhance the role we play in banking for the communities we serve, we believe Atlantic Coast is well-positioned for success throughout the remainder of 2016, which will further benefit both our customers and stockholders."

Other significant highlights of the first quarter of 2016 include:

•	Net interest income improved to $6.1 million for the three months ended March 31, 2016, from $4.4 million for the three months ended March 31, 2015. Additionally, net interest spread and net interest margin improved to 2.88% and 2.99%, respectively, for the three months ended March 31, 2016, from 2.40% and 2.62%, respectively, for the same quarter last year.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased 10% to $721.5 million at March 31, 2016, from $654.2 million at December 31, 2015, primarily reflecting originations in all lines of business and supplemented by selective loan acquisitions.

•	Nonperforming assets, as a percentage of total assets, decreased to 0.86% at March 31, 2016, from 0.87% at December 31, 2015, and 1.16% at March 31, 2015.

•	Total assets increased to $893.0 million at March 31, 2016, from $857.2 million at December 31, 2015, primarily due to an increase in loans during the quarter, which was partially offset by a decrease in investment securities.

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

•	The Bank's ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 13.08% and 9.20%, respectively, at March 31, 2016, and each continued to exceed the levels – 10% and 5%, respectively – currently required for the Bank to be considered well-capitalized.

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, "The first quarter of 2016 was the ninth consecutive profitable quarter for Atlantic Coast. During the quarter, we continued to strengthen our balance sheet and expand net interest spread and net interst margin, which were up 48 and 37 basis points, respectively, compared with that of the same period in 2015. As a result, our net interest income increased 38% compared with the first quarter of 2015, while earnings per diluted share grew 233% on a comparable basis. Additionally, during the quarter, the market provided us with an opportunity to sell certain investment securities with low fixed-rate yields, which we expect will improve our long-term interest rate risk position. As our growth and earnings strategies pay off, we continue to gain momentum across our market footprint and create greater value for our stockholders."

Bank Regulatory Capital	At
Key Capital Measures	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
Total risk-based capital ratio (to risk-weighted assets)	13.08%	13.91%	14.73%	14.74%	15.86%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.91%	12.66%	13.47%	13.48%	14.61%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.91%	12.66%	13.47%	13.48%	14.61%
Tier 1 (core) capital ratio (to adjusted total assets)	9.20%	9.49%	9.55%	9.69%	10.38%

The gradual decrease in capital ratios over the past year primarily reflected growth in the Bank's balance sheet, especially with respect to portfolio loans, which resulted in an increase in risk-weighted assets and adjusted total assets, partially offset by an increase in capital.

Credit Quality	At
	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in millions)
Nonperforming loans	$4.5	$4.2	$4.0	$3.9	$4.4
Nonperforming loans to total portfolio loans	0.69%	0.69%	0.74%	0.82%	0.94%
Other real estate owned	$3.2	$3.2	$3.5	$3.9	$4.2
Nonperforming assets	$7.7	$7.4	$7.5	$7.8	$8.6
Nonperforming assets to total assets	0.86%	0.87%	0.92%	0.97%	1.16%
Troubled debt restructurings performing for less than 12 months under terms of modification	$4.5	$4.5	$5.2	$6.0	$14.1
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$12.2	$11.9	$12.7	$13.8	$22.7
Troubled debt restructurings performing for more than 12 months under terms of modification	$31.2	$30.5	$29.7	$28.9	$22.1

Overall, the Company's credit quality remains strong, as the number and balance of loans reclassified to nonperforming and other real estate owned (OREO) have stabilized. Nonperforming assets at March 31, 2016, were slightly higher than those at December 31, 2015, due to additional loans being reclassified to nonperforming, where were partially offset by principal reductions and loan payoffs of existing nonperforming loans. Nonperforming assets at March 31, 2016, were lower than those at March 31, 2015, primarily due to net reductions of OREO, partially offset by a slight increase in nonperforming loans.

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.2
Allowance for portfolio loan losses	$7.8	$7.7	$7.2
Allowance for portfolio loan losses to total portfolio loans	1.20%	1.27%	1.53%
Allowance for portfolio loan losses to nonperforming loans	174.50%	183.31%	162.98%
Net charge-offs	$0.1	$0.1	$0.2
Net charge-offs to average outstanding portfolio loans	0.08%	0.08%	0.14%

The provision for portfolio loan losses was relatively unchanged in the first quarter of 2016 compared with that of the first and fourth quarters of 2015, reflecting solid economic conditions in the Company's markets during the current year, which has led to continued low levels of net charge-offs over the past 12 months. The increase in the allowance for portfolio loan losses at March 31, 2016, from December 31, 2015 and March 31, 2015, primarily was attributable to loan growth, which reflected an approximately equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of March 31, 2016, is sufficient to absorb losses in portfolio loans as of the end of the period. The decline in net charge-offs in the first quarter of 2016 compared with those of the same quarter in 2015 primarily reflected a decrease in charge-offs in one- to four-family residential loans and home equity loans, partially offset by an increase in charge-offs in consumer loans, including auto loans and manufactured home loans.

Net Interest Income	Three Months Ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015
	(Dollars in millions)
Net interest income	$6.1	$5.9	$4.4
Net interest margin	2.99%	3.10%	2.62%
Yield on investment securities	2.04%	2.13%	1.95%
Yield on loans	4.46%	4.62%	4.94%
Total cost of funds	1.08%	1.08%	1.56%
Average cost of deposits	0.58%	0.53%	0.49%
Rates paid on borrowed funds	2.37%	2.25%	4.04%

The increase in net interest margin during the first quarter of 2016 compared with net interest margin for the prior year first quarter primarily reflected a decrease in rates paid on borrowed funds, as the Company benefited from the prepayment and restructuring of some of its high-cost wholesale debt during the second quarter of 2015. Also contributing to the increase in net interest margin was an increase in higher-margin interest-earning assets outstanding, as the Company redeployed excess liquidity to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment.

Noninterest Income / Noninterest Expense/ Income Tax Expense	Three Months Ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015
	(Dollars in millions)
Noninterest income	$2.6	$1.6	$1.8
Noninterest expense	$6.1	$6.2	$5.5
Income tax expense	$0.9	$0.4	$0.0

The increase in noninterest income for the first quarter of 2016 compared with noninterest income for the first and fourth quarters of 2015 primarily reflected higher gains on the sale of investment securities. The increase in noninterest expense during the first quarter of 2016 compared with noninterest expense for the first quarter of 2015 reflected increased incentive compensation costs associated with the Company's continuing growth strategies. The decrease in noninterest expense during the first quarter of 2016 compared with the fourth quarter of 2015 was due to a decrease in foreclosed asset expense, partially offset by an increase in incentive compensation costs.

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

The increase in income tax expense for the first quarter of 2016 compared with income tax expense for the first and fourth quarters of 2015 reflected increased income from operations.

Other

In conjunction with the Company's recent expansion into additional attractive markets in Florida, Atlantic Coast completed the sale of its retail branch in Garden City, Georgia, after the end of the first quarter of 2016, in order to better align its footprint with long-term strategic goals. The branch sale did not have a material impact on the Company's assets, loan portfolio or earnings. Despite this sale, the Company intends to increase its commercial banking and mortgage origination efforts in the Savannah, Georgia market.

Use of Non-GAAP Financial Measures

This press release includes the discussion of non-GAAP financial measures: core earnings and core earnings per diluted share. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future financial performance, financial position, or cashflows that either excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). Core earnings and core earnings per diluted share are terms that are not defined by GAAP and should be viewed in addition to, and not in lieu of, net income and income per diluted share on a GAAP basis. Core earnings excludes the effects of certain transactions that occurred during the period, as detailed in the following reconciliation of these measures.

	Three Months Ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015
Net income, as reported	$1,524	$689	$396
Less the gain on the sale of investment securities	(521)	--	--
Plus the OREO Write-down	--	342	--
Adjusted net income (core earnings)	$1,003	$1,031	$396

Income per diluted share, as reported	$0.10	$0.04	$0.03
Less the gain on the sale of investment securities	(0.03)	--	--
Plus the OREO Write-down	--	0.02	--
Adjusted income per diluted share (core earnings per diluted share) (1)	$0.07	$0.07	$0.03

_________________________

(1)	May not foot due to rounding.

Atlantic Coast management believes that the non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Atlantic Coast management also believes that the non-GAAP financial measures enhance the ability of investors to analyze the Company's business trends and to understand the Company's performance. In addition, the Company may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "plans," "intends," "projects," "targets," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: our ability to generate new business opportunities; our expected performance in 2016; our ability to meet our customers' needs and create greater value for our stockholders; our ability to execute on our growth and earnings strategies; the improvement of our long-term interest rate risk position; and the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans. The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; market disruptions; and cyber-security risks. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. In particular, please refer to "Item 1A. Risk Factors" beginning on page 39 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015
Interest and dividend income:
Loans, including fees	$7,500	$7,032	$6,115
Securities and interest-earning deposits in other financial institutions	696	775	756
Total interest and dividend income	8,196	7,807	6,871

Interest expense:
Deposits	797	660	550
Securities sold under agreements to repurchase	1	--	818
Federal Home Loan Bank advances	1,308	1,266	1,083
Total interest expense	2,106	1,926	2,451

Net interest income	6,090	5,881	4,420
Provision for portfolio loan losses	150	225	197
Net interest income after provision for portfolio loan losses	5,940	5,656	4,223

Noninterest income:
Service charges and fees	633	734	636
Gain on sale of loans held-for-sale	414	281	499
Gain (loss) on sale of securities available-for-sale	828	--	(9)
Bank owned life insurance earnings	117	118	118
Interchange fees	358	362	395
Other	211	107	123
Total noninterest income	2,561	1,602	1,762

Noninterest expense:
Compensation and benefits	3,458	3,203	2,916
Occupancy and equipment	602	526	514
FDIC insurance premiums	172	174	195
Foreclosed assets, net	--	525	--
Data processing	456	495	395
Outside professional services	471	180	532
Collection expense and repossessed asset losses	145	159	119
Other	774	938	870
Total noninterest expense	6,078	6,200	5,541

Income before income tax expense	2,423	1,058	444
Income tax expense	899	369	48
Net income	$1,524	$689	$396

Net income per basic and diluted share	$0.10	$0.04	$0.03

Basic and diluted weighted average shares outstanding	15,415	15,399	15,398

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2016	Dec. 31, 2015	March 31, 2015
ASSETS
Cash and due from financial institutions	$5,220	$6,108	$4,000
Short-term interest-earning deposits	23,873	17,473	14,124
Total cash and cash equivalents	29,093	23,581	18,124
Investment securities:
Securities available-for-sale	81,447	120,110	115,891
Securities held-to-maturity	--	--	17,517
Total investment securities	81,447	120,110	133,408
Portfolio loans, net of allowance of $7,774, $7,745 and $7,150, respectively	640,250	603,507	460,977
Other loans:
Loans held-for-sale	5,978	6,591	5,348
Warehouse loans held-for-investment	75,230	44,074	79,295
Total other loans	81,208	50,665	84,643

Federal Home Loan Bank stock, at cost	11,683	9,517	7,013
Land, premises and equipment, net	15,339	15,472	14,659
Bank owned life insurance	17,187	17,070	16,708
Other real estate owned	3,207	3,232	4,248
Accrued interest receivable	2,057	2,107	1,840
Deferred tax assets, net	8,787	9,107	--
Other assets	2,704	2,830	2,036
Total assets	$892,962	$857,198	$743,656

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$52,125	$47,208	$47,285
Interest-bearing demand	108,613	105,159	66,496
Savings and money markets	174,594	171,664	177,890
Time	215,294	231,790	158,090
Total deposits	550,626	555,821	449,761
Securities sold under agreements to purchase	--	9,991	66,300
Federal Home Loan Bank advances	256,120	207,543	150,000
Accrued expenses and other liabilities	3,384	3,105	3,958
Total liabilities	810,130	776,460	670,019

Common stock, additional paid-in capital, retained deficit, and other equity	83,627	82,070	74,743
Accumulated other comprehensive loss	(795)	(1,332)	(1,106)
Total stockholders' equity	82,832	80,738	73,637
Total liabilities and stockholders' equity	$892,962	$857,198	$743,656

-MORE-

ACFC Reports First Quarter Results

April 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended March 31,
	2016	2015
Interest rate
Net interest spread	2.88%	2.40%
Net interest margin	2.99%	2.62%

Average balances
Portfolio loans receivable, net	$623,855	$448,663
Total interest-earning assets	813,465	675,744
Total assets	860,244	710,110
Deposits	553,978	444,576
Total interest-bearing liabilities	724,649	587,554
Total liabilities	777,646	636,080
Stockholders' equity	82,598	74,030

Performance ratios (annualized)
Return on average total assets	0.71%	0.22%
Return on average stockholders' equity	7.38%	2.14%
Ratio of operating expenses to average total assets	2.83%	3.12%

Credit and liquidity ratios
Nonperforming loans	$4,455	$4,387
Foreclosed assets	3,207	4,248
Impaired loans	36,441	36,467
Nonperforming assets to total assets	0.86%	1.16%
Nonperforming loans to total portfolio loans	0.69%	0.94%
Allowance for loan losses to nonperforming loans	174.50%	162.98%
Allowance for loan losses to total portfolio loans	1.20%	1.53%
Net charge-offs to average outstanding portfolio loans (annualized)	0.08%	0.14%
Ratio of gross portfolio loans to total deposits	117.69%	104.08%

Capital ratios
Tangible stockholders' equity to tangible assets (1)	9.28%	9.90%
Average stockholders' equity to average total assets	9.60%	10.43%

Other Data
Tangible book value per share (1)	$5.34	$4.75
Stock price per share	6.04	4.15
Stock price per share to tangible book value per share (1)	113.09%	87.40%

_________________________

(1)	Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders' equity is equal to stockholders' equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

-END-